Exhibit 99.1
SOMAXON PHARMACEUTICALS, INC.
OTC AND COMMERCIAL UPDATE
CONFERENCE CALL
October 4th, 2011, 8:30 AM ET

Operator:	Ladies and gentlemen, welcome to the Somaxon Pharmaceuticals OTC and Commercial Update Conference Call on the 4th of October, 2011. Throughout today’s recorded presentation, all participants will be in a listen-only mode. After the presentation, there will be an opportunity to ask questions. If any participant has difficulty hearing the presentation, please press the star, followed by the zero on your telephone for operator assistance.

I will now hand the conference over to Mr. Rob Whetstone, Investor Relations. Please go ahead, sir.

Rob Whetstone:	Thank you, Helen. Good morning, everyone, and thank you for joining us today to discuss Somaxon Pharmaceuticals’ announcement of its FDA feedback on the regulatory pathway for an OTC version of Silenor® and the changes to its commercial team promoting Silenor.

On the call today are: Richard Pascoe, the Company’s President and Chief Executive Officer; Brian Dorsey, the Company’s Senior Vice President, Technical Operations; Michael Allen, the Company’s newly appointed Senior Vice President, Sales and Marketing; and Tran Nguyen, the Company’s Senior Vice President and Chief Financial Officer.

First, some housekeeping issues before we start. After the market closed yesterday, Somaxon issued a news release announcing the OTC feedback and its commercial team changes. If you have not received this news release, if you would like to be added Somaxon’s fax and email list to receive Company information, or if you would like to change your contact information, please contact Janet Simmons at PondelWilkinson at (310) 279-5974. We encourage everyone to read the news release.

In addition, please be advised that this conference call is being broadcast on the internet live at http://investors.somaxon.com/events.cfm. A playback of this call will be available and may be accessed at that site.

Please note, also, that certain of the information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call, Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are

PondelWilkinson, Inc.	10/04/2011

qualified by the cautionary statements contained in Somaxon’s press release and Somaxon’s SEC filings, including its Annual Report on Form 10-K and quarterly reports on Form 10-Q. This conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, October 4th, 2011. Somaxon undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

With that said, let me turn the call over to Richard Pascoe. Rich?

Richard Pascoe:	Thank you, Rob, and good morning, everyone. We appreciate your joining us on such short notice. As most of you now know, after market closed yesterday, we announced that we and our Silenor partner, Proctor & Gamble, recently had a meeting with the FDA relating to the potential to develop an over-the-counter version of Silenor. In the meeting, the FDA provided clinical and regulatory guidance related to a Silenor OTC program that we believe provides a clear path forward for this important Silenor lifecycle management opportunity. As we have stated before, we believe that Silenor’s characteristics, including its lack of addiction potential and its clinical efficacy and safety profile, make it an ideal candidate to be the first prescription insomnia product to be converted to an OTC product.

I would like to ask Brian Dorsey to provide some more detail on the FDA’s guidance. Brian?

Brian Dorsey:	Thanks, Rich, and good morning, everyone. We were extremely encouraged by the meeting with the FDA. We believe that the FDA’s feedback at the meeting showed that an OTC version of Silenor is absolutely feasible and that the clinical and regulatory requirements for the program are clear and consistent with our expectations. We believe that the FDA’s guidance provides us with the opportunity to develop a label that is both tailored to Silenor’s clinical profile and differentiated from other OTC sleep products.

With respect to the specific requests made by the FDA, first of all, we will be required to evaluate the efficacy and safety of the proposed OTC doses. In addition, as with any first-in-class switch, we will also be required to run consumer label comprehension studies and actual use studies, which will be done in an iterative process working very closely with the FDA.

As I mentioned, these requirements are consistent with our expectations with respect to an OTC development program and we believe that the timing of this development should be consistent with other Rx to OTC switch programs.

PondelWilkinson, Inc.	Page 2	10/04/2011

Richard Pascoe:	Thank you, Brian. In the press release, we also announced some changes to our commercial team promoting Silenor that are the result of our commercial planning and analysis after a year of commercializing the product. The changes are designed to allow us to leverage the sales and marketing resources available to us in the most efficient and effective manner possible as we move through the fourth quarter and into 2012. In particular, the changes are as follows:

We and P&G have amended our Co-Promotion Agreement so that Proctor & Gamble’s exclusive negotiation period relating to Silenor OTC rights is extended from 60 to 120 days, and the co-promotion services provided by P&G under that same agreement will be discontinued after December 31st of this year.

In addition, we have appointed Mike Allen as our new Senior Vice President, Sales and Marketing, and I’ll invite Mike to say a few words in just a couple of minutes.

We have also provided notice to Publicis Touchpoint Solutions, or PSS, that we intend to hire the Silenor sales force as Somaxon employees during the fourth quarter of this year. In connection with this conversion of the sales force, we will terminate our contract sales agreement with Publicis as of December 31st, 2011.

We believe that each of these changes position us to accelerate Silenor prescription growth moving forward by allocating our sales and marketing resources towards those activities where we believe we can realize the largest returns. With that goal in mind, our areas of focus in driving growth through commercial activities are threefold: first, to increase position awareness of Silenor and the willingness to prescribe Silenor through a focused and effective sales effort; second, to maximize the potential for Silenor prescriptions to be filled through a combination of intelligent managed care contracting, including a focus on Medicare Part D formularies, as we move into the new year, and broad co-pay assistance and other programs to facilitate positive results at the pharmacy level; and third, to increase consumer awareness of Silenor through targeted direct-to-consumer initiatives, both online and in other media.

Each of the changes we are announcing is geared towards one or more of these areas of focus. I’ll discuss the changes in turn.

The changes to the P&G agreement represent the natural evolution of our relationship at this stage in Silenor’s commercial growth. Going forward, we will be able to reallocate our resources from the sales support provided by P&G towards Silenor consumer awareness initiatives, while continuing to explore the potential for a Silenor OTC lifecycle management opportunity, one with a highly differentiated label. We are able to achieve this reallocation because of the clear correlation we have seen between the frequency of details on prescribers and the number of prescriptions generated by those prescribers. Recent data shows that among prescribers who have been detailed by our sales force more than eight times since launch, almost half have written a prescription for Silenor,

PondelWilkinson, Inc.	Page 3	10/04/2011

indicating a strong positive direct promotional response resulting from increased frequency. As a result, we have implemented a more focused selling model that emphasizes frequent detailing to high potential prescribers, with an average frequency goal of up to twice per month. This focus has allowed us to incorporate into the target list of the Somaxon sales force all the physicians that have written a prescription for Silenor to date, as well as all of the other targets from both sales forces that we define to be high value in our targeting methodology. We actually implemented this change midway through the third quarter of this year. With respect to the over-the-counter opportunity, we are excited about the potential to pursue this type of lifecycle management strategy for Silenor with Proctor & Gamble, whose track record of success in consumer healthcare products is second to none.

The second change we are announcing is the appointment of Mike Allen as our new Senior Vice President, Sales and Marketing. Mike is an outstanding addition to our team given his extensive track record of success in leading sales, marketing and managed care teams to drive product growth. Mike brings to us over 25 years of commercial experience in the pharmaceutical industry, including 15 years in general management and senior sales and marketing positions. Mike was most recently Senior Vice President of Commercial Operations at ProteoGenix and he previously held senior commercial management positions at Tercica, Prometheus and Ther-Rx. In each of these positions, he played a key role in creating commercial infrastructures, launching products and achieving results. Mike also previously served in a number of senior commercial roles at Serono, including positions as General Manager, Serono Canada, and Executive Vice President, North American Reproductive Endocrinology Business Unit. During his tenure at Serono, he led a number of successful flagship product launches and had direct responsibility for all aspects of a commercial operation generating more than $250 million in annual revenue.

At this time, I would like to invite Mike to say a few words. Mike?

Michael Allen:	Thanks, Rich, and good morning, everyone. I’m pleased to join Somaxon at this important time in the Company’s history to help build on the progress that’s been made to date in the commercialization of Silenor. I believe the clinical profile of Silenor differentiates it from the currently available insomnia treatments and that the commercial plan is well thought out and provides a solid basis for growth. I’m looking forward to working closely with the Somaxon management team and the Board of Directors in pursuing our objective of becoming a commercially driven, multi-product, specialty pharmaceutical company generating meaningful value to patients, healthcare providers and our stockholders.

PondelWilkinson, Inc.	Page 4	10/04/2011

Richard Pascoe:	Thanks, Mike, and welcome to the team. At this point, I would like to take a moment to acknowledge all of the contributions made to Somaxon over the years by Jeff Raser, Mike’s predecessor in the lead commercial role. Jeff has resigned from the Company to pursue other interests. Jeff was a founder of the Company and played a key role in the Company’s growth, from start-up, through the IPO, FDA approval of the product, building the commercial team, as well as the Silenor launch. We will miss him at the Company and we wish him well in his future endeavors.

The last change we are announcing is the rollover of the Silenor sales force from Publicis to Somaxon employment. Hiring the sales representatives directly will allow us to more closely align the incentives of the sales force with our commercial and corporate objectives including, by providing them with stock options and direct incentive compensation. We believe that this will result in reduced turnover and increase sales force motivation and effectiveness. This change will also reduce the per-representative cost of our sales force by removing contractual management fees, as well as streamline the reporting relationships with management.

In conclusion, we are very excited about the plans and the potential for Silenor moving forward, both with respect to our near-term efforts with Silenor and the potential for the OTC lifecycle management opportunity downstream. Going into the fourth quarter and 2012, we believe that we have a solid, well thought out commercial plan relating to Silenor, that has been formed by over a year of experience, and that our disciplined execution and thoughtful evolution of this plan, under Mike’s leadership, can accelerate Silenor’s commercial success going forward.

As a final note, I would like to announce that we are planning to announce our financial results from the third quarter of 2011 on October 25th, 2011, and we look forward to going into more detail about our commercial activities, our plans, and by sharing performance metrics with you at that time.

With that, and for the time available, Brian, Tran and I would be happy to address any questions that you may have. Operator?

Operator:	Thank you, sir. If any participant would like to ask a question, please press the star, followed by the one on your telephone. If you wish to cancel your request, please press the star, followed by the two. Your questions will be polled in the order they are received. There will be a short pause while participants register for questions.

The first question comes from Graig Suvannavejh from Jefferies. Please go ahead, sir.

Graig Suvannavejh:	Thank you. Good morning guys and thank you for taking my questions, I just have a few. First of all, could you, perhaps—and apologies, I jumped on the call late—could you outline, if you could, just maybe broadly speaking, if not more specifically, what you’re currently thinking on potential timelines for when an OTC product could be either close to approval or, you know, when you might share news on how close you’re getting there; and then, secondly, I just wanted to also ask about how does this, if in any way, change perhaps your strategy as it relates to the current patent litigation with your generic challengers? Thanks.

PondelWilkinson, Inc.	Page 5	10/04/2011

Richard Pasco:	Yes, thanks for the questions, Graig. On the first question, in terms of timeline, we clearly just started this journey, if you will, with the OTC dialogue in the FDA. We received clear guidance, a clear regulatory path, and we have to work through a number of issues there before we’re willing to or able to give any firm guidance on timing. I think, if you look at most OTC switches or Rx to OTC switches, you know, given the label comprehension study, the use studies and the clinical studies that will be required, we’re talking about several years before this opportunity could come to the market. As we get closer to understanding what that looks like, we’ll provide an update. I think, if you look at some other products that have made the switch, you know, anywhere in that five- to seven-year timeframe seems to be appropriate. But, we’ll be able to provide more detail on that as we get further into that dialogue with the FDA.

Regarding the second point, we really don’t comment on ongoing litigation. We see the opportunity, the OTC opportunity as a great lifecycle management option for the product. Given that there are roughly 70 million insomniacs in the U.S. alone, and the fact that roughly only 20% of those are actually treated with an Rx product, we know this is a big market. We think that given the profile of our product, its non-addictive nature and the fact that it has a very clean safety profile, from our perspective, and the efficacy, we know is quite good, we think it’s an excellent candidate for the first over-the-counter switch of a sedative hypnotic and we’re excited about that opportunity, but as it plays in the Paragraph IV litigation, we really aren’t going to be able to comment on that more today.

Graig Suvannavejh:	Okay, thanks. I just have one more before I jump back into the queue. In terms of the further development of an OTC product, is it basically your responsibility to bear the cost of developing that product or is there some sort of cost-sharing agreement with Proctor & Gamble?

Richard Pascoe:	Well, as I said a moment ago, we’ve just begun this dialogue with the FDA. We have what we think is a great opportunity ahead of us. With our relationship with Proctor & Gamble, there are opportunities for them to evaluate this further, which they’re doing, and at this point there are no details on how we might, you know, arrange for cost sharing or any other financial considerations. We have to continue to work with them through a process to arrive there.

Graig Suvannavejh:	Okay. Thanks.

PondelWilkinson, Inc.	Page 6	10/04/2011

Operator:	Ladies and gentlemen, once again, if you would like to ask a question, please press the star, followed by the one on your telephone. To cancel your request, please press the star, followed by the two.

The next question comes from David Amsellem from Piper Jaffray. Please go ahead, sir.

David Amsellem:	Hi, thanks, just a couple. So, regarding managed care access, you mentioned focusing your efforts regarding gaining access to Part D plans. What do you think you need to do differently from what you’ve done before to improve Part D access and do you think you’ll be able to avoid onerous step edits regarding these plans?

Richard Pascoe:	Thank you, David. You know, as we’ve discussed before, our goal with managed care is to provide unrestricted access to patients with Silenor and I think we’ve been very successful in accomplishing that with the commercial plans. As we’ve discussed and described before, the process and the timeline for moving the product on to Part D is one that is longer and typically takes, you know, more of a focused effort with certain plans to ensure that the product is on that formulary in an unrestricted fashion, and we’re working through that. I guess, you know, the best analogy I can give you is if you look on our commercial plans, the vast majority of those patients have access to Silenor in an unrestricted fashion. In fact, just this month we were able to add CIGNA tier 2 unrestricted with Lunesta being placed in a step-edit position behind other products, and so we will continue to focus our efforts on the Part D plans in a similar fashion.

In terms of what can we do different, I don’t think we will need to do anything different. It’s just a matter of working through the process with the plans. We focused the majority of efforts on the commercial plans first. We’ve put ourselves in a great position on the commercial side with these payors and now it’s time to shift that focus more intently on the Part D, which we’re doing now, with the goal of having the product more widely available, covered in an unrestricted fashion, wherever possible, in 2012.

David Amsellem:	Okay. Second question, this is related to P&G. Did you feel that a company with primarily an OTC focus was ill-suited to a product focused in large part on GPs and high-volume specialists, and would you consider another partner that has better resources focusing on general practitioners?

Richard Pascoe:	When we joined forces with Proctor & Gamble last year, there were really two reasons for the partnership. The first is that we felt very strongly that this over-the-counter opportunity for the product is, in fact, the best lifecycle management program that we could envision, and still believe that very strongly. Given Proctor & Gamble’s presence in the consumer healthcare marketing arena and given the fact that they have an interest in continuing to grow their healthcare business, we felt like they would be an excellent partner on that front.

PondelWilkinson, Inc.	Page 7	10/04/2011

In addition, as you know, Proctor & Gamble is able to bring a small, but focused, primary care sales force to the partnership, which we believe has helped us establish the product with primary care physicians, a lower decile albeit, but primary care physicians, but, importantly, the majority of their activities have been focused on establishing this product in the trade, with pharmacy, where they have great relationships, and with regional managed care plans, where they’ve been supporting us over the last year. Now that we’re a year into launch, we believe that those resources we would provide to P&G going forward are better suited for marketing programs that we’ll be launching in the fourth quarter and early next year.

Having said that, you know, clearly, there’s opportunity here to be exploited going forward and we would be open to other partnerships down the road in terms of commercial partners on the Rx side, and I just want to reiterate that our primary goal now and for the foreseeable future is to drive business with the product in the Rx market, given the longer lead time for an OTC product. So, the answer is yes. Would we consider additional or other partners in this effort? Absolutely. But, I want to make clear that, you know, for the moment at least, we are very focused on the Rx market ourselves at the higher decile position level and we’re very pleased with the news we received from the FDA on this OTC pathway and we’ll be working with Proctor & Gamble here to develop potential opportunity there as we move forward.

David Amsellem:	Okay, and then one last question, if I may. On the OTC doses, just remind us what doses you’re planning to move forward in the OTC setting and is it—correct me if I’m wrong, but is it a one milligram or three milligram dose that potentially could move forward as the OTC doses?

Richard Pascoe:	We haven’t made that determination yet, recognizing that we studied the one, three and six milligram in our clinical trials. As I think you know, the three and six milligram doses are approved as Rx products. But, we did have strong efficacy data with the one milligram, particularly in the one-night studies that we performed, and we’ll consider all three doses in the development program, but it’s really too early to tell at this point which doses we’ll take definitely forward as an OTC product. All three are still on the table.

David Amsellem:	Okay, thanks.

Richard Pascoe:	Thank you.

Operator:	Ladies and gentlemen, once again, if you would like to ask a question, please press the star, followed by the one on your telephone. To cancel this request, please press the star, followed by the two.

There appear to be no further questions. Please continue with any other points you wish to raise.

PondelWilkinson, Inc.	Page 8	10/04/2011

Richard Pascoe:	Thank you, Operator, and thank you all for joining us this morning. As always, we appreciate your continued support and interest in our Company. If anyone has any further questions, please do not hesitate to contact the Corporate or Investor Relations teams at Somaxon. That concludes our call today and we thank you for your kind attention.

Operator:	This concludes the Somaxon Pharmaceuticals conference call. Thank you for participating. You may now disconnect.
END

PondelWilkinson, Inc.	Page 9	10/04/2011